Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-193248) and related Prospectus—Offer to Exchange of TRI Pointe Homes, Inc. for the registration of 129,700,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2014, with respect to the consolidated financial statements of TRI Pointe Homes, Inc. included in its Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

March 27, 2014